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                                                                   EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into as of June 24, 1997 by and between White Cap Industries, Inc., a California corporation (the "Company"), and Albert Malatesta, an individual ("Executive").

                                    RECITALS

        WHEREAS, the Company desires to retain the services of Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement; and

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date of this Agreement and ending as provided in Section 5 hereof (the "Employment Period").

        2.      Position and Duties.

                a. During the Employment Period, Executive shall serve as a Regional Vice President, Branch Operations of the Company and shall have the normal and reasonable duties, responsibilities and authority commensurate with such position as determined by the Board of Directors of the Company and as directed by the President of the Company. Executive's services are more fully described on the attached Exhibit A. Executive's services pursuant to this Agreement shall be performed primarily at such facilities of the Company located in the greater San Francisco metropolitan area as are necessary for the Executive to perform his duties hereunder.

                b. Executive shall report to the President, Executive Vice President, and National Sales Manager of the Company. Executive shall devote Executive's reasonable best efforts and Executive's full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company during the normal business hours of the executive offices of the Company. Executive shall perform Executive's duties and responsibilities to the best of Executive's abilities in a reasonably diligent, trustworthy, businesslike and efficient manner. Executive shall also comply in all


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material respects with the lawful rules, policies and procedures of the
Company, copies of which will be provided to Executive by the Company.

        3.      Base Salary and Benefits.

                a. During the Employment Period, Executive's base salary shall be $180,000 per annum (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices, including those related to withholding for taxes, insurance and similar items. Executive's Base Salary shall be increased on January 1 of each calendar year, commencing January 1, 1998, by the Adjustment Percentage (as defined below) of the Base Salary applicable to the previous fiscal year. As used herein, "Adjustment Percentage" means the sum of (x) the Consumer Price Index for the State of California, published by the Bureau of Labor Statistics of the United States Department of Labor for the immediately preceding fiscal year, plus (y) three percent (3%). In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit, profit sharing, stock option, incentive compensation, vacation and other perquisite plans and programs ("Benefits") for which key employees of the Company are generally eligible.

                b. During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive's duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

                c. During the Employment Period, the Company shall pay for or reimburse Executive for all fees and reasonable expenses of Executive's participation in professional organizations, trade associations or other organizations reasonably related to Executive's position and responsibilities as an officer of the Company.

        4. Bonus. Executive shall be entitled to receive an annual bonus at the end of each full fiscal year of employment by the Company, payable within 95 days following the end of such fiscal year, equal to $10,000 for each 1% point increase in "EBITDA" (as defined below) above 5% for the subject fiscal year as compared to EBITDA for the immediately preceding fiscal year. For purposes of the foregoing, any fractional percentage point of EBITDA growth shall be multiplied by $10,000 to determine the bonus allocable to such fractional percentage point. For purposes of the foregoing, "EBITDA" shall have the meaning set forth in the Certificate of Designation, Preferences and Rights for Series B Convertible Preferred Stock of White Cap Holdings, Inc., a Delaware corporation, as in effect on the date of this Agreement.


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        5.      Term.

                a. The Employment Period shall end on the third anniversary hereof ("Original Term") unless extended as set forth below; provided that (i) the Employment Period shall terminate prior to the Original Term upon Executive's death or permanent disability or incapacity; (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as hereinafter defined) or without Cause; and (iii) the employment Period may be terminated by Executive for Good Reason at any time or by his Voluntary Resignation after the second anniversary hereof. For purposes of the foregoing, Executive's permanent disability or incapacity shall be determined in accordance with the Company's disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by the Board in its good faith judgment based upon inability to perform the essential functions of his position, with reasonable accommodation by the Company, for a period in excess of 90 days during any period of 180 calendar days. For purposes of the foregoing, Executive's "Voluntary Resignation" shall mean resignation by Employee other than for Good Reason. The Employment Period shall automatically extend for successive one year periods (each, a "Supplemental Term") following the third anniversary of this Agreement unless either party delivers written notice to the other party no later than sixty (60) days prior to the end of the third anniversary of this Agreement or any successive anniversary of this Agreement, as the case may be, of intent not to renew.

                b. If the Employment Period is terminated without Cause by the Company or by Executive with Good Reason prior to the end of the Original Term or a Supplemental Term, as the case may be, the Executive shall be entitled to receive (i) his Base Salary (determined in accordance with Section 3(a)) during the period that is the lesser of (A) twelve months, or (B) the remainder of the Original Term or a Supplemental Term, as the case may be, and
(ii) a prorated portion of any bonus payable pursuant to Section 4 earned through the date of such termination for the calendar year in which the termination occurs.

                c. If the Employment Period is terminated by the Company for Cause or is terminated as a result of Executive's Voluntary Resignation,
(i) Executive shall be entitled to receive Executive's Base Salary only through the date of termination, and (ii) Executive shall not be entitled to any Incentive Compensation payment not paid as of the date of termination.

                d. If the Employment Period is terminated as a result of permanent disability, incapacity or death, Executive or Executive's representatives or beneficiaries shall be entitled to receive (i) Executive's Base Salary through the date of termination, plus twelve months of Executive's then Base Salary, and (ii) a prorated portion of any bonus payable pursuant to
Section 4 earned through the date




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of such termination for the calendar year in which the termination occurs.  If the Executive's employment is terminated by reason of Executive's death or disability, the Company shall keep in force existing health insurance covering the Executive and his dependents for a period of 18 months from the date of termination on the basis in effect at the date of termination of the Executive's employment. The Executive and his dependents shall also be entitled to any continuation of coverage rights under any applicable law.

                e. The amount of Base Salary payable pursuant to Sections 5(b) and (c) shall be payable in accordance with the company's normal payroll procedures applied to Executive as if he remained and employee of the Company. The amount of any bonus payable pursuant to Sections 5(b) and (c) shall be paid in accordance with the terms of Section 4.

                f. All of Executive's rights to any other employee benefit hereunder (except as described above or pursuant to law) accruing after the termination of the Employment Period shall cease upon such termination. Upon termination of this Agreement for any reason whatsoever, Executive shall have the right to receive any accrued but unused vacation time and any and all benefits due Executive pursuant to Section 3(a) as of termination.

                g. For purposes of the Agreement, "Cause" shall mean (1) the conviction of any act constituting a felony under the laws of any state or of the United States, or a crime involving moral turpitude that causes material harm to Company, (2) willful misconduct by Executive causing material harm to Company but only if Executive shall not have discontinued such misconduct within 10 days after receiving written notice from the company describing the misconduct and stating that the Company will consider the continuation of such misconduct as cause for termination of this Agreement, or
(3) substantial failure to perform the duties required by Section 2(a) hereof which is not cured within 30 days after receiving written notice from the Company describing the failure to perform and stating that the Company will consider the continuation of such failure to perform as cause for termination of this Agreement. Resignation with "Good Reason" shall mean (x) the assignment to Executive of duties substantially and materially inconsistent with the position and nature of Executive's employment as set forth in Section 2(a) of this Agreement, (y) a reduction of compensation and benefits that would substantially diminish the aggregate value of Executive's compensation and benefits without Executive's consent, and (z) the failure by the Company to obtain from any successor an agreement to assume and perform this Agreement.

        6. Confidential Information. As used herein, the term "Confidential Information" shall mean all information disclosed to Executive or known by Executive as a consequence of or through Executive's employment by the Company (including, without limitation, information belonging to third parties or companies



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affiliated with or related to the Company in the Company's possession) not generally known in the trade or industry in which such information is used, about the Company's products, processes, services, customers, marketing strategy and business plans. Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive's own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time as the Company may request, all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any subsidiary which Executive may then possess or have under Executive's control.

        7. Non-Solicitation. During the five-year period commencing on the date of this Agreement or during any Supplemental Term, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, (ii) hire any person who was an employee of the Company or any subsidiary of the Company at any time during the Employment Period if such person was employed by the Company or a subsidiary of the Company at any time during the one-year period prior to such hiring, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to withdraw, curtail or cease doing business with the Company or such subsidiary.

        8. Enforcement. If, at the time of enforcement of Sections 6 and 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope. Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

        9.  Intellectual Property.

            (a) Disclosure and Assignment. Executive shall promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process,


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method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the term of this Agreement, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company (hereinafter referred to as "Developments"). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of such Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments.

                (b) Future Developments. As to any future Developments made by Executive which relate to the business, products or practices of the Company and which are first conceived or reduced to practice during the term of this Agreement, but which are claimed for any reason to belong to an entity or person other than the Company, Executive shall promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within 20 days thereafter, shall claim ownership of such Developments under the terms of this Agreement. If the Company makes such claim, Executive agrees that, insofar as the rights (if any) of Executive are involved, it shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Orange County, California. If the Company makes no such claim, Executive hereby acknowledges that the company has made no promise to receive and hold in confidence any such information disclosed by Executive.

               (c) Limitation on Sections 9(a) and 9(b). The provisions of Sections 9(a) and 9(b) shall not apply to any Development meeting the following conditions:

                        (i) such Development was developed entirely on Executive's own time; and

                        (ii) such Development was made without the use of any Company equipment, supplies, facility or trade secret information; and

                        (iii) such Development does not relate (A) directly to the business of the company, or (B) to the Company's actual or demonstrably anticipated research or development; and

                        (iv) such Development does not result from any work performed by Executive for the Company.

               (d) Assistance of Executive. Upon request and without further compensation therefor, but at no expense to Executive, and whether during the term of this Agreement or thereafter, Executive shall do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of


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testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all of such Developments, and for perfecting, affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

        10.     Representations.

                a.  Executive hereby represents and warrants to the Company that
(i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

                b.  Company hereby represents and warrants to the Executive that
(i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

        11. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive's rights or delegate Executive's obligations hereunder without the prior written consent of the Company. Without limiting the foregoing, the Company may not, without Executive's prior written consent, assign rights or delegate its obligations under this Agreement.

        12. Survival. Sections 6, 7, 8, 9 and 10 shall survive and continue in full force in accordance with their terms, notwithstanding any termination of the Employment Period.

        13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered by nationally recognized overnight courier service, or mailed by certified mail, return receipt requested, to the recipient at the address indicated below.

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   Notices to Executive:

        Albert Malatesta
        c/o Viking Distributing Co., Inc.
        1225 6th Street
        San Francisco, California 94107

   Notices to the Company:

        White Cap Industries, Inc.
        3120 Airway Avenue
        Costa Mesa, CA 92626
        Attn: President

or such other address or to the attention of such person as the recipient party shall leave specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed. Any Notice of Termination of Executive's employment by the Company shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

        14. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be elective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        15. Complete Agreement. This Agreement, together with the other agreements referred to in the Recitals above, embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        16. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        17. Choice of Law. This Agreement will be governed by the internal law, and not the laws of conflicts, of the State of California.

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        18.     Agreement to Arbitrate; Expenses.  Except for the enforcement of any covenant herein that would be the subject of specific performance contemplated by Section 8, any controversy or claim arising out of or relating to this Agreement or the formation, breach or interpretation hereof, will be settled by arbitration before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Orange County, California. Judgment upon the award rendered by the arbitration may be entered and enforced in the court with jurisdiction over the appropriate party. All controversies not subject to arbitration or contesting any arbitration will be litigated in the State of California, Orange County Superior Court or a federal court in the Central District of California (and each of the parties hereto hereby consent to the exclusive jurisdiction of such courts and waive any objections thereto). The expenses (including reasonable attorneys' fees) incurred by the prevailing party in any arbitration or litigation related to this Agreement shall be borne by the non-prevailing party in such arbitration or litigation.

        19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                        WHITE CAP INDUSTRIES, INC.


                                        /s/ GREG GROSCH
                                        -------------------
                                        By:  Greg Grosch
                                        Its: President


                                        /s/ ALBERT MALATESTA
                                        --------------------
                                        Albert Malatesta

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        IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto.

                                        WHITE CAP HOLDINGS, INC.

                                        By /s/ GREGORY GROSCH
                                           ---------------------------------
                                           Name: Gregory Grosch
                                           Title: President


                                        /s/ MICHAEL MONROE
                                        ------------------------------------
                                        MICHAEL MONROE

                                        /s/ ALBERT MALATESTA
                                        ------------------------------------
                                        ALBERT MALATESTA


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                                                                      EXHIBIT A

Job Title:              Regional Vice President, Branch Operations
Department:             Operations
Reports To:             Chief Operations Officer
FLSA Status:            Exempt
Prepared Date:          6/97

SUMMARY: Directs and coordinates activities involved in operating branches in an assigned region by performing the following duties personally or through subordinate supervisors. This region is comprised of Northern California (AY, Stop Supply and Viking) and is based out of San Francisco, California.

SUPERVISORY RESPONSIBILITIES

1.      Supervises the activities of all Branch Managers in the region.

2. Performs regularly scheduled performance evaluations for all direct reports.

3. Assures that regularly scheduled performance evaluations are conducted for all personnel in the region.

4. Implements and applies White Cap Human Resources Policies and Procedures in a consistent manner designed to develop and maintain positive employee relations in the region.

5. Ability to review all revisions to company policy and procedures that will affect the Northern California Region.

ESSENTIAL DUTIES AND RESPONSIBILITIES:

1. Supervises implementation of employee training and monitors company designed policies and procedures relating to safety, inventory management, sales, customer service, merchandising, store maintenance, and human resource management.

2. Supports and supervises Branch Managers and offers suggestions designed to assist them in meeting or exceeding monthly sales objectives and profit goals.

3. Educates Branch Managers on how to analyze and use various corporate reports in managing their respective Branches in an effort to maximize sales and profit.
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 4.     Supervises Branch Managers so that they can ensure that all company owned equipment is maintained and in proper working order.

 5. Manages activity in the region in a manner designed to ensure that employees comply with established company policies, procedures and standards in the areas of safekeeping of company funds and property.

 6. In order to determine profitability at the respective branches in the regions, reviews operational records and reports pertaining to sales to determine store profitability. Supervises branch managers to develop and adhere to operational budgets.

 7. Coordinates merchandising activities in the Northern California branches.

 8.     Analyzes marketing potential of new and existing store locations.

 9. Responsible for initial approval on all hiring, firing, salary adjustments, and disciplinary actions at the branch level.

10. Routinely visits all branches in assigned regions and produces monthly activity reports for C.O.O. resulting from those visits.

11. Based on visitations, makes needed recommendations to improve branch performance and profitability.

12. Responsibility for obtaining approval on any changes relating to security (access codes, keys, etc.).

13. Periodically visits the corporate office for regularly scheduled operations meetings.

14. Trains and develops staff to handle sales account servicing and purchasing responsibilities that this position currently handles. This is to ensure that when the Regional Vice President, Branch Operations is in the field, those functions are handled satisfactorily.